PROSPECTUS Dated May 5, 1999                        Pricing Supplement No. 26 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-75289
Dated May 6, 1999                                          Dated October 7, 1999
                                                                  Rule 424(b)(3)
                                   $5,003,408
                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES E
                       Euro Fixed Rate Senior Bearer Notes

             11.129% REVERSE EXCHANGEABLE NOTES DUE NOVEMBER 3, 2000

         Exchangeable at the Option of Morgan Stanley Dean Witter & Co.
               for Shares of Common Stock of The Gillette Company

The notes will pay 11.129% interest per year but do not guarantee any return of principal at maturity. Instead we will redeem the notes at maturity by electing either to pay to you the principal amount of each note in cash or, if permitted under the terms of the notes described below, to exchange each note for 100 shares of the common stock of The Gillette Company. If we elect to deliver a fixed number of shares of Gillette common stock at maturity in exchange for each note, the value of those shares will be less than the principal amount of each note and could be zero.

o   The principal amount and issue price of each note is $3,494.

o At maturity, we will pay 11.129% interest per year on the $3,494 principal amount of each note. You will be entitled to receive an interest payment at maturity on the principal amount of your notes whether or not we elect to deliver shares of Gillette common stock.

o At maturity, we will either pay to you an amount per note equal to the principal amount of $3,494, or

    o if on any trading day from and including October 7, 1999 to and including October 27, 2000, the price of one share of Gillette common stock is equal to or less than $29.1225, which is approximately 75% of the price of Gillette common stock at the time we priced the notes on October 7, 1999, and

    o if on October 27, 2000, the closing price of one share of Gillette common stock is equal to or less than $34.94, which is approximately 90% of the price of Gillette Stock at the time we priced the notes on October 7, 1999, we may elect to deliver to you at maturity instead 100 shares of Gillette common stock per note plus interest on the original principal amount of $3,494.

o The price of Gillette common stock was $38.83 at the time we priced the notes on October 7, 1999.

o If we elect to deliver shares of Gillette common stock rather than cash at the maturity of the notes, we will give you notice of the election through the Euroclear Operator or Cedelbank.

Investing in the notes is not equivalent to investing in Gillette common stock.

The Gillette Company is not involved in this offering of the notes in any way and will have no financial obligation with respect to the notes.

We will issue the notes in bearer form only. You may not exchange notes in bearer form for notes in registered form.

We may not redeem the notes prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

The notes will not be listed on any securities or other exchange.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of Notes."

The notes are riskier than ordinary debt securities. See "Risk Factors" beginning on PS-5.


                                ----------------
                                   PRICE 100%
                                ----------------

                           MORGAN STANLEY DEAN WITTER

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


                          SUMMARY OF PRICING SUPPLEMENT

      The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

      The notes offered are medium-term debt securities of Morgan Stanley Dean Witter & Co. These notes combine limited features of debt and equity. They offer a fixed interest rate on the principal amount, but the payment at maturity is determined by the performance of the common stock of The Gillette Company, which we refer to as Gillette Stock, and may be paid in Gillette Stock.


                                      The Notes

Each note costs $3,494                We, Morgan Stanley Dean Witter & Co., are
                                      offering 11.129% Reverse Exchangeable
                                      Notes due November 3, 2000. The principal amount and issue price of each note is $3,494.

No guaranteed                         Unlike ordinary debt securities, the notes
return of principal                   do not guarantee any return of principal
                                      at maturity. Instead, if the price of
                                      Gillette Stock declines to or below
                                      specified levels over the life of the
                                      notes and trades at or below a specified level at maturity, we may elect either to pay to you at maturity the principal amount of the notes in cash or to deliver to you 100 shares of Gillette Stock, which number of shares is subject to adjustment for certain corporate events. If we decide to redeem the notes by delivering shares of Gillette Stock, the market value of the Gillette Stock is very likely to be less than the principal amount of the notes and could be zero.

11.129% coupon on the                 When the notes mature on November 3, 2000,
principal amount                      we will pay interest on the principal
                                      amount of the notes at the rate of 11.129% per year.

                                                 Payment at Maturity

If Gillette Stock declines            At maturity, we will pay to you, at our
to specified levels, we may           option:
deliver Gillette Stock worth
less than $3,494                      o  the principal amount of each note in
                                         cash

                                         OR

                                      o  if

                                         o   at any time on any trading day from
                                             and including October 7, 1999 to
                                             and including October 27, 2000, the
                                             price of one share of Gillette
                                             Stock is equal to or less than
                                             $29.1225 and

                                         o   on October 27, 2000, the closing
                                             price of one share of Gillette
                                             Stock is equal to or less than
                                             $34.94,

                                         we may elect to deliver to you 100
                                         shares of Gillette Stock per note,
                                         which number of shares is subject to
                                         adjustment for certain corporate
                                         events.

If we deliver shares                  If we elect to deliver shares of Gillette
of Gillette Stock                     Stock, we will:

                                      o   notify the principal paying agent, the
                                          Euroclear Operator and Cedelbank of
                                          the election on or prior to 4:00 p.m.
                                          (Brussels time) on October 30, 2000

                                          and

                                      o   deliver the shares of Gillette Stock
                                          to the principal paying agent for
                                          delivery to the holders

The Initial Reference Price           The price of Gillette Stock at the time we
of Gillette Stock is $38.83 a         priced the notes on the date of this
share                                 pricing supplement was $38.83, which we
                                      refer to as the Initial Reference Price.
                                      You can review the publicly-reported
                                      prices of Gillette Stock on the New York
                                      Stock Exchange for the last three years in the "Historical Information" section of this pricing supplement.


The calculation agent                 We have appointed Morgan Stanley & Co.
                                      International Limited and its successors, which we refer to as MSIL, to act as calculation agent for The Chase Manhattan
                                      Bank, the trustee for our senior notes. As calculation agent, MSIL will adjust the exchange factor for certain corporate events that could affect the price of the Gillette Stock and that we describe in the section called "Description of
                                      Notes--Antidilution Adjustments" in this pricing supplement.

No affiliation with                   The Gillette Company, which we refer to as
Gillette                              Gillette, is not an affiliate of ours and
                                      is not involved with this offering in any way. The obligations represented by these equity-linked notes are obligations of
                                      Morgan Stanley Dean Witter & Co. and not of Gillette.

More information                      The notes are senior notes issued as part
on the notes                          of our Series E medium-term note program.
                                      You can find a general description of our Series E medium-term note program in the accompanying prospectus supplement dated
                                      May 6, 1999. We describe the basic
                                      features of this type of note in the
                                      sections called "Description of
                                      Notes--Fixed Rate Notes" and
                                      "--Exchangeable Notes."

                                      Because this is a summary, it does not
                                      contain all of the information that may
                                      be important to you, including the
                                      specific circumstances under which we
                                      may elect to deliver Gillette Stock at
                                      maturity. You should read the
                                      "Description of Notes" section in this
                                      pricing supplement. You should also read about some of the risks involved in investing in the notes in the section called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any investment in the notes.

How to reach us                       You may contact us at our principal
                                      executive offices at 1585 Broadway, New
                                      York, New York 10036 (telephone number
                                      (212) 761-4000).

                                  RISK FACTORS

The notes are not secured and are riskier than ordinary debt securities. This section describes the most significant risks relating to the notes. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes are not                   The terms of the notes differ from those of
ordinary senior notes               ordinary debt securities in that we may not
-- no guaranteed                    pay to you a fixed amount at maturity. If on
return of principal                 any trading day from and including October
                                    7, 1999 to and including October 27, 2000, the price of Gillette Stock declines from the Initial Reference Price of $38.83 to or below $29.1225 and the closing price of Gillette Stock on October 27, 2000 is at or below $34.94, we may choose to deliver to you at maturity 100 shares of Gillette
                                    Stock. In that event the market value of the Gillette Stock delivered to you, determined as of October 27, 2000, is very likely to be less than the principal amount of the notes.
                                    An investment in the notes may result in a total loss of your principal.

                                    In addition, if Gillette Stock has
                                    appreciated above its current level at
                                    October 27, 2000, the payment you receive at maturity will not reflect such appreciation.

Notes may not be                    There may be little or no secondary market
actively traded                     for the notes. The notes will not be listed
                                    on any securities or other exchange. Even if there is a secondary market, it may not provide significant liquidity. MSIL currently intends to act as a market maker for the notes but is not required to do so.

Market price of notes               Several factors, many of which are beyond
influenced by many                  our control, will influence the value of the
unpredictable factors               notes, including:

                                    o   the market price of Gillette Stock

                                    o   the volatility (frequency and magnitude
                                        of changes in price) of the Gillette
                                        Stock

                                    o   the dividend rate on the Gillette Stock

                                    o   economic, financial, political and
                                        regulatory or judicial events that
                                        affect stock markets generally and which may affect the market price of the Gillette Stock

                                    o   interest and yield rates in the market

                                    o   the time remaining to the maturity of
                                        the notes

                                    o   our creditworthiness

                                    These factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the issue price if the market price of the Gillette Stock is below the price of Gillette Stock at pricing, especially if the price of Gillette Stock has declined below $29.1225 per share at any time on or after October 7, 1999.

                                    You cannot predict the future performance of Gillette Stock based on its historical performance. The price of Gillette Stock may decrease so that you will receive at maturity less than the principal amount of the notes. We cannot guarantee that the price of Gillette Stock will stay above $29.1225 over the life of the notes or that the price of Gillette Stock will be above $34.94 on October 27, 2000 so that you will receive at maturity an amount equal to the principal amount of the notes.


No affiliation with                 We are not affiliated with Gillette.  We do
Gillette                            not have any non-public information about
                                    Gillette as of the date of this pricing
                                    supplement, although we or our subsidiaries may presently or from time to time engage in business with Gillette, including extending loans to, or making equity investments in, Gillette or providing investment advisory services to Gillette, including merger and acquisition advisory services. Moreover, we have no ability to control or predict the actions of Gillette, including any corporate actions of the type that would require the calculation agent to adjust the exchange factor. Gillette is not involved in the offering of the notes in any way and has no obligation to consider your interest as a holder of these notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Gillette.

You have no                         As a holder of notes, you will not have
Shareholder Rights                  voting rights or the right to receive
                                    dividends or other distributions or any
                                    other rights with respect to Gillette Stock.

Limited antidilution                MSIL, as calculation agent, will adjust the
adjustments                         exchange factor for certain events affecting
                                    the Gillette Stock, such as stock splits and stock dividends, and certain other corporate actions involving Gillette, such as mergers.
                                    However, the calculation agent is not
                                    required to make an adjustment for every corporate event that can affect Gillette
                                    Stock. For example, the calculation agent is not required to make any adjustments if Gillette or anyone else makes a partial tender offer or a partial exchange offer for Gillette Stock. If an event occurs that does not require the calculation agent to adjust the exchange rate, the market price of the notes may be materially and adversely affected. In addition, the Calculation Agent may, but is not required to, make adjustments for corporate events that can affect the Gillette Stock other than those contemplated in this pricing supplement.
                                    Such adjustments will be made to reflect the consequences of events but not with the aim of changing relative investment risk. The determination by the calculation agent to adjust, or not to adjust, the exchange factor may materially and adversely affect the market price of the notes.

Potential Conflicts of              As calculation agent, MSIL will calculate
Interest between You and            how many shares of Gillette Stock that you
the Calculation Agent and           will receive if we elect to redeem your
Other Affiliates of Ours            notes for stock and what adjustments should
                                    be made to the exchange factor to reflect certain corporate and other events. MSIL and other affiliates may carry out hedging activities related to the notes, including trading in Gillette Stock as well as in other instruments related to Gillette Stock.
                                    MSIL and some of our subsidiaries also trade
                                    Gillette Stock on a regular basis as part of their general broker-dealer businesses. We or our affiliates may issue other instruments linked to the value of Gillette
                                    Stock. Any of these activities and MSIL's affiliation with us could influence MSIL's determinations as calculation agent, including with respect to adjustments to the exchange factor, and, accordingly, the amount of stock that you receive if we redeem the notes for stock. In addition, such trading activity as well as any related hedging activity could potentially affect the price of Gillette Stock and, thereby, the value of the Gillette Stock that you will receive if we elect to redeem the notes for Gillette stock.

Tax Treatment                       You should also consider the tax
                                    consequences of investing in the notes.
                                    Please read carefully the section
                                    "Description of Notes -- United States
                                    Federal Taxation" in this pricing
                                    supplement.

                              DESCRIPTION OF NOTES

Terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement. The term "Notes" refers to each $3,494 principal amount of our 11.129% Reverse Exchangeable Notes due November 3, 2000. In this Pricing Supplement, the "MSDW," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Principal Amount..............   $5,003,408

Maturity Date.................   November 3, 2000

Interest Rate.................   11.129% per annum

Interest Payment Date.........   November 3, 2000

Specified Currency............   U.S. Dollars

Issue Price...................   $3,494

Original Issue Date
  (Settlement Date)...........   October 21, 1999

Minimum Denominations.........   $3,494 and integral multiples thereof

Common Code...................   010310857

ISIN..........................   XS0103108576

Clearing Systems..............   We will deposit the Notes with a common
                                 depositary for the Euroclear Operator and Cedelbank, for credit to the account designated by or on behalf of the subscribers thereof.

Initial Reference Price.......   $38.83, the price of one share of Gillette
                                 Stock when we priced the Notes on October 7,
                                 1999

Maturity Price................   Maturity Price means the product of (i) the
                                 Closing Market Price and (ii) the Exchange
                                 Factor, each determined as of the
                                 Determination Date.

Trading Price.................   Trading Price at any time on any Trading Day
                                 means the product of (i) the Market Price and
                                 (ii) the Exchange Factor, each determined as of such time on such Trading Day.

Payment at Maturity ..........   At maturity, we may redeem the Notes, in
                                 whole but not in part, either (i) by paying the par amount of each Note in cash or (ii) if both (A) on any Trading Day from and including October 7, 1999 to and including the Determination Date, the Trading Price of
                                 Gillette Stock at any time is equal to or less than $29.1225 and (B) on the Determination Date, the Maturity Price of
                                 Gillette Stock is equal to or less than
                                 $34.94, by exchanging each $3,494 principal amount of such Note for a number of shares of Gillette Stock at the Exchange Ratio as determined on the second scheduled Trading Day immediately prior to the Maturity Date.

                                 If we elect to deliver shares of Gillette
                                 Stock, we will, or will cause the Calculation Agent to, notify the Trustee, the Euroclear Operator and Cedelbank of such election on or prior to 4:00 p.m. (Brussels time) on the MSDW Notice Date. We will, or will cause the Calculation Agent to, deliver such shares of Gillette Stock to the Trustee for delivery to the holders. References to payment "per Note" refer to each $3,494 principal amount of any Note.

Determination Date............   October 27, 2000, or if such day is not a
                                 Trading Day, the Determination Date will be the immediately succeeding Trading Day;
                                 provided that the Determination Date will be no later than the second scheduled Trading
                                 Day preceding the Maturity Date,
                                 notwithstanding the occurrence of a Market
                                 Disruption Event on such second scheduled
                                 Trading Day.

Exchange Ratio ...............   100.  Solely for purposes of adjustment upon
                                 the occurrence of certain corporate events, the Exchange Ratio will also be adjusted by an Exchange Factor, initially set at 1.0. See
                                 "Antidilution Adjustments" below.

Exchange Factor...............   The Exchange Factor will be set initially at
                                 1.0, but will be subject to adjustment upon the occurrence of certain corporate events affecting Gillette Stock through and including the second scheduled Trading Day immediately prior to the Maturity Date. See
                                 "Antidilution Adjustments" below.

MSDW Notice Date  ............   October 30, 2000

Business Day..................   Any day, other than a Saturday or a Sunday,
                                 that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The
                                 City of New York or The City of London.

No Fractional Shares .........   If at maturity we choose to deliver shares of
                                 Gillette Stock, we will pay cash in lieu of delivering fractional shares of Gillette
                                 Stock in an amount equal to the corresponding fractional Closing Market Price of Gillette
                                 Stock, as determined by the Calculation Agent on the Determination Date.

Closing Market Price..........   If Gillette Stock (or any other security for
                                 which a Closing Market Price must be
                                 determined) is listed on a U.S. securities exchange registered under the Securities
                                 Exchange Act of 1934, as amended (the "Exchange
                                 Act"), is a security of The Nasdaq National
                                 Market or is included in the OTC Bulletin Board
                                 Service ("OTC Bulletin Board") operated by the
                                 National Association of Securities Dealers,
                                 Inc. (the "NASD"), the Closing Market Price for one share of Gillette Stock (or one unit of any such other security) on any Trading Day means
                                 (i) the last reported sale price, regular way, on such day on the principal securities exchange registered on which Gillette Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable
                                 (even if Gillette Stock (or other such
                                 security) is listed or admitted to trading on such securities exchange), the last reported sale price on the over-the- counter market as reported on The Nasdaq National Market or OTC
                                 Bulletin Board on such day. If the last
                                 reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Closing Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Gillette Stock (or any such other security) obtained from as many dealers in such security
                                 (which may include MSIL or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A "security of The
                                 Nasdaq National Market" shall include a
                                 security included in any successor to such system and the term "OTC Bulletin Board
                                 Service" shall include any successor service thereto.

Market Price..................   If Gillette Stock (or any other security for
                                 which a Market Price must be determined) is listed on a U.S. securities exchange registered under the Exchange Act, is a security of The Nasdaq National Market or is included in the OTC Bulletin Board operated by the NASD, the Market Price for one share of Gillette Stock (or one unit of any such other security) at any time on any Trading Day means
                                 (i) the most recently reported sale price, regular way, on such day on the principal securities exchange registered on which
                                 Gillette Stock (or any such other security) is listed or admitted to trading or (ii) if not listed or admitted to trading on any such securities exchange or if a reported sale price is not obtainable (even if Gillette Stock (or other such security) is listed or admitted to trading on such securities exchange), the most recently reported sale price on the over-the-counter market as reported on The Nasdaq
                                 National Market or OTC Bulletin Board at such time on such day. If a reported sale price is not available pursuant to clause (i) or (ii) of the preceding sentence, the Market Price for any time during such Trading Day shall be the Closing Market Price for such Trading Day.

Trading Day...................   A day, as determined by the Calculation
                                 Agent, on which trading is generally conducted in on the New York Stock Exchange, Inc.
                                 ("NYSE"), the American Stock Exchange, Inc.,
                                 The Nasdaq National Market, the Chicago
                                 Mercantile Exchange, the Chicago Board of
                                 Options Exchange and in the over-the-counter market for equity securities in the United
                                 States and on which a Market Disruption Event has not occurred.

Book Entry Note or
  Certificated Note...........   Book Entry through Euroclear or Cedel

Senior Note or Subordinated
  Note........................   Senior

Trustee.......................   The Chase Manhattan Bank (London Branch)

Agent and initial purchaser
  for this Underwritten
  Offering of the Notes.......   MSIL

Calculation Agent.............   MSIL

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 Because the Calculation Agent is our affiliate, potential conflicts of interest may exist between the Calculation Agent and you as a holder of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or determining the Market Price, the Closing Market Price or whether a Market Disruption Event has occurred. See "Antidilution Adjustments" and "Market Disruption Event" below. MSIL is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.


Antidilution Adjustments .....   The Exchange Factor will be adjusted as
                                 follows:

                                 1. If Gillette Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Gillette Stock.

                                 2. If Gillette Stock is subject (i) to a stock dividend (issuance of additional shares of Gillette Stock) that is given ratably to all holders of shares of Gillette Stock or (ii) to a distribution of Gillette Stock as a result of the triggering of any provision of the corporate charter of Gillette, then once the dividend has become effective and Gillette Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Gillette Stock and (ii) the prior Exchange Factor.

                                 3. There will be no adjustments to the Exchange Factor to reflect cash dividends or other distributions paid with respect to Gillette Stock other than distributions described in clauses (i) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Gillette Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non- Extraordinary Dividend for Gillette Stock by an amount equal to at least 10% of the Closing Market Price of Gillette Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to Gillette Stock, the Exchange Factor with respect to Gillette Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Closing Market Price on the Trading Day preceding the ex- dividend date, and the denominator of which is the amount by which the Closing Market Price on the Trading Day preceding the ex- dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Gillette Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for Gillette Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Gillette Stock described in clause (i) or clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Factor pursuant only to clause (i) or clause
                                 (v) of paragraph 5, as applicable.

                                 4. If Gillette issues rights or warrants to all holders of Gillette Stock to subscribe for or purchase Gillette Stock at an exercise price per share less than the Closing Market Price of the Gillette Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Gillette Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Gillette Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Gillette Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of Gillette Stock which the aggregate offering price of the total number of shares of Gillette Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Market Price.

                                 5. If (i) there occurs any reclassification or change of Gillette Stock, including, without limitation, as a result of the issuance of any tracking stock by Gillette, (ii) Gillette or any surviving entity or subsequent surviving entity of Gillette (a "Gillette Successor") has been subject to a merger, combination or consolidation and is not the surviving entity,
                                 (iii) any statutory exchange of securities of Gillette or any Gillette Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Gillette is liquidated, (v) Gillette issues to all of its shareholders equity securities of an issuer other than Gillette (other than in a transaction described in clauses (ii), (iii) or
                                 (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of Gillette Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining the amount payable upon exchange at maturity for each Note if we elect to deliver shares of Gillette Stock will be adjusted to provide that each holder of Notes will receive at maturity, in respect of each $3,494 principal amount of each Note, securities, cash or any other assets distributed to holders of Gillette Stock in any such Reorganization Event, including, in the case of the issuance of tracking stock, the reclassified share of Gillette Stock and, in the case of a Spin-off Event, the share of Gillette Stock with respect to which the spun-off security was issued (collectively, the "Exchange Property") in an amount with a value equal to the product of the Exchange Ratio times the final Exchange Factor times the Transaction Value. If Exchange Property consists of more than one type of property, holders of Notes will receive at maturity a pro rata share of each such type of Exchange Property. If Exchange Property includes a cash component, holders will not receive any interest accrued on such cash component. "Transaction Value" at any date means (i) for any cash received in any such Reorganization Event, the amount of cash received per share of Gillette Stock, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Gillette Stock and (iii) for any security received in any such Reorganization Event, an amount equal to the Closing Market Price, as of the date on which the Transaction Value is determined, per share of such security multiplied by the quantity of such security received for each share of Gillette Stock. In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                 No adjustments to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

                                 No adjustments to the Exchange Factor or method of calculating the Exchange Factor will be required other than those specified above. However, we may, at our sole discretion, cause the Calculation Agent to make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders' rights in, the Gillette Stock (or other Exchange Property) but only to reflect such changes, and not with the aim of changing relative investment risk. The adjustments specified above do not cover all events that could affect the Market Price or the Closing Market Price of the Gillette Stock, including, without limitation, a partial tender or partial exchange offer for the Gillette Stock.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Factor or method of calculating the Exchange Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide information as to any adjustments to the Exchange Factor or method of calculating the Exchange Factor upon written request by any holder of the Notes.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to Gillette Stock:

                                    (i) a suspension, absence or material
                                    limitation of trading of Gillette Stock on the primary market for Gillette Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Gillette Stock as a result of which the reported trading prices for Gillette Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate; or the suspension, absence or material limitation on the primary market for trading in options contracts related to Gillette Stock, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the event described in clause (i) above materially interfered with our ability or any of our affiliates to unwind or adjust all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in an options contract on Gillette Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Gillette Stock and
                                 (5) a suspension, absence or material
                                 limitation of trading on the primary securities market on which options contracts related to Gillette Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in case of an Event of
Default.......................   In case an Event of Default with respect to
                                 the Notes shall have occurred and be
                                 continuing, the amount declared due and payable upon any acceleration of any Note shall be determined by MSIL, as Calculation Agent, and shall be equal to the Issue Price of a Note plus any accrued interest at the Interest Rate to but not including the date of acceleration.

Gillette Stock; Public
Information...................   The Gillette Company develops, manufactures and
                                 markets blades and razors, toiletries and cosmetics, stationery products, electric shavers, small household appliances, hair care appliances, oral care products and alkaline batteries for consumer products. Gillette Stock is registered under the Exchange Act. Companies with securities registered under the Exchange
                                 Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the
                                 "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth
                                 Street, N.W., Washington, D.C. 20549 or at its
                                 Regional Offices located at Suite 1400,
                                 Citicorp Center, 500 West Madison Street,
                                 Chicago, Illinois 60661 and at Seven World
                                 Trade Center, 13th Floor, New York, New York
                                 10048, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W.,
                                 Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a Website maintained by the Commission.
                                 The address of the Commission's Website is http://www.sec.gov. Information provided to or filed with the Commission by Gillette pursuant to the Exchange Act can be located by reference to Commission file number 1-922. In addition, information regarding Gillette may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such reports.

                                 This pricing supplement relates only to the Notes offered hereby and does not relate to Gillette Stock or other securities of Gillette. We have derived all disclosures contained in this pricing supplement regarding Gillette from the publicly available documents described in the preceding paragraph. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Gillette in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents or any other publicly available information regarding Gillette are accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of Gillette Stock (and therefore the Initial Reference Price and the Exchange Ratio) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Gillette could affect the value received on any Exchange Date or Call Date with respect to the Notes and therefore the trading prices of the Notes.

                                 Neither we nor any of our affiliates makes any representation to you as to the performance of Gillette Stock.

                                 We and/or our subsidiaries may presently or from time to time engage in business with Gillette, including extending loans to, or making equity investments in, Gillette or providing advisory services to Gillette, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to Gillette and, in addition, one or more of our affiliates may publish research reports with respect to Gillette. The statement in the preceding sentence is not intended to affect the rights of holders of the Notes under the securities laws. As a prospective purchaser of a Note, you should undertake such independent investigation of Gillette as in your judgment is appropriate to make an informed decision with respect to an investment in Gillette Stock.

Historical Information........   The following table sets forth the published
                                 high and low Closing Market Prices during 1996, 1997, 1998 and 1999 through October 7, 1999.
                                 The Closing Market Price on October 7, 1999 was
                                 $381/2. The price of Gillette Stock at the time we priced the Notes was $38.83. We obtained the Closing Market Prices listed below from Bloomberg Financial Markets and we believe such information to be accurate. You should not take the historical prices of Gillette Stock as an indication of future performance. We cannot give any assurance that the price of Gillette
                                 Stock will not decrease, such that we will then not have the option to deliver shares of Gillette Stock at maturity.

                                                                      Dividends
                        Gillette               High          Low      per Share
                        --------               ----          ---      ---------
            (CUSIP # 375766102)
            1996
                First Quarter...............  28 1/2       25 11/16    $0.0750
                Second Quarter..............  31 3/16      24 7/16      0.0500
                Third Quarter...............  36 1/16      28 15/16     0.0500
                Fourth Quarter..............  38 7/8       34 7/16      0.0500
            1997
                First Quarter...............  43           36 5/16      0.0500
                Second Quarter..............  49 5/16      37 13/16     0.1075
                Third Quarter...............  52 1/4       39 1/2       0.1075
                Fourth Quarter..............  51           43           0.1075
            1998
                First Quarter...............  60 23/32     49 1/4       0.1075
                Second Quarter..............  62 9/32      55 1/16      0.1275
                Third Quarter...............  62 9/16      36 1/4       0.1275
                Fourth Quarter..............  48 15/16     37 5/16      0.1275
            1999
                First Quarter...............  64 1/4       45 7/8       0.1275
                Second Quarter..............  59 1/2       40 7/8       0.1475
                Third Quarter...............  47 1/4       33 7/16      0.1475
                Fourth Quarter
                (through October 7, 1999)...  38 9/16      36 1/8

                                 Historical prices have been adjusted for a 2 for 1 stock split of Gillette Stock which became effective in the second quarter of 1998.

                                 We make no representation as to the amount of dividends, if any, that Gillette will pay in the future. In any event, as a holder of a Note, you will not be entitled to receive dividends, if any, that may be payable on Gillette Stock.

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the Notes will be used for general corporate purposes and, in part, by us or one or more of our subsidiaries in connection with hedging our obligations under the Notes. See also "Use of Proceeds" in the accompanying Prospectus.

                                 On or prior to the date of this Pricing
                                 Supplement, we, through our subsidiaries and others, hedged our anticipated exposure in connection with the Notes by taking positions in options contracts on Gillette Stock listed on major securities markets and positions in other instruments that we deemed appropriate in connection with such hedging. Such hedging was carried out in a manner designed to minimize any impact on the price of Gillette Stock. Our purchase activity could potentially have increased the price of Gillette Stock, and therefore effectively have increased the levels below which a decline in Gillette Stock would allow us to deliver to you at maturity a number of shares of Gillette Stock at the Exchange Ratio with a value less than the principal amount of your Notes. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the Notes by purchasing and selling Gillette Stock, options contracts on Gillette Stock listed on major securities markets or positions in other securities or instruments that we may wish to use in connection with such hedging. Although we have no reason to believe that our hedging activity or other trading activities that we, or any of our affiliates, engaged in or may engage in has had or will have a material impact on the price of Gillette Stock, we cannot give any assurance that we have not or will not affect such price as a result of our hedging or trading activities.

Supplemental Information
Concerning Plan of
Distribution..................   The Agent will pay the initial purchaser of the
                                 Notes a placement fee at settlement equal to 1.85% of the Issue Price.

                                 In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes or the Gillette Stock. Specifically, the Agent may overallot in connection with the offering, creating a short position in the Notes for its own account. In addition, to cover allotments or to stabilize the price of the Notes, the Agent may bid for, and purchase, the Notes or the Gillette Stock in the open market. See "Use of Proceeds and Hedging" above.

                                 We have agreed to indemnify the Agent against certain liabilities under the Securities Act of 1933, as amended.

ERISA Matters for Pension
Plans And Insurance Companies.   We and certain of our subsidiaries and
                                 affiliates, including Morgan Stanley & Co.
                                 Incorporated ("MS & Co.") and Dean Witter
                                 Reynolds Inc. ("DWR"), may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of the Internal
                                 Revenue Code of 1986, as amended (the "Code") with respect to many employee benefit plans.
                                 Prohibited transactions within the meaning of ERISA or the Code may arise, for example, if the Notes are acquired by or with the assets of a pension or other employee benefit plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Notes are acquired pursuant to an exemption from the prohibited transaction rules.

                                 The acquisition of the Notes may be eligible for one of the exemptions noted below if such acquisition:

                                 (a) (i) is made solely with the assets of a bank collective investment fund and (ii) satisfies the requirements and conditions of Prohibited Transaction Class Exemption ("PTCE") 91-38 issued by the Department of Labor ("DOL");

                                 (b) (i) is made solely with assets of an insurance company pooled separate account and
                                 (ii) satisfies the requirements and conditions of PTCE 90-1 issued by the DOL;

                                 (c) (i) is made solely with assets managed by a qualified professional asset manager and (ii) satisfies the requirements and conditions of PTCE 84-14 issued by the DOL;

                                 (d) is made solely with assets of a
                                 governmental plan (as defined in Section 3(32) of ERISA) which is not subject to the provisions of Section 401 of the Code;

                                 (e) (i) is made solely with assets of an insurance company general account and (ii) satisfies the requirements and conditions of PTCE 95-60 issued by the DOL; or

                                 (f) (i) is made solely with assets managed by an in-house asset manager and (ii) satisfies the requirements and conditions of PTCE 96-23 issued by the DOL.

                                 Under ERISA, assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the plan has invested. In addition to considering the consequences of holding the Notes, employee benefit plans subject to ERISA (or insurance companies deemed to be investing ERISA plan assets) purchasing the Notes should consider the possible implications of owning the Gillette Stock. Thus, any insurance company, pension or employee benefit plan or entity holding assets of such a plan proposing to invest in the Notes should consult with its legal counsel prior to such investment.

United States Federal
Taxation......................   See "United States Federal Taxation" in the
                                 accompanying Prospectus Supplement for the principal United States federal income and estate tax consequences of ownership and disposition of the Notes.